EXHIBIT 1

March 24, 2010
Global Med Technologies, Inc.
12600 West Colfax, Suite C-420
Lakewood, CO 80215
Attn: Chief Executive Officer
Ladies and Gentlemen:
We are aware that Atlas Acquisition Corp., a Colorado corporation and wholly-owned subsidiary of Haemonetics Corporation (the “Purchaser”), has commenced a cash tender offer (the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.01 per share (“Common Stock”), of Global Med Technologies, Inc. at a price of $1.22 per share, net to the holders thereof. As you are aware, we hold a warrant to purchase 4,125,000 shares of Common Stock at $0.72 per share (the “Warrant”).
In lieu of exercising the Warrant, and conditioned upon the acceptance for payment of any shares of Common Stock pursuant to the Offer (the “Acceptance Time”), we agree that the Warrant shall be deemed to have been terminated effective immediately prior to the expiration of the Offer, in exchange for the right to receive a lump sum cash payment equal to the product of (i) the excess of (A) the per share price for the Common Stock in the Offer over (B) the per share exercise price for the Warrant and (ii) the total number of shares of Common Stock for which the Warrant is then exercisable (such aggregate amount, less any applicable withholding taxes, the “Cash Out Payment”). The Cash Out Payment shall be made promptly following the Acceptance Time and shall be paid as set forth on Annex A. To further facilitate delivery of the Cash Out Payment, attached is a completed and signed IRS Form W-9 or, if applicable, Form W-8.
As an inducement for you arranging for our receipt of the above-contemplated Cash Out Payment, we (i) represent and warrant that we are, and at the Acceptance Time will be, the record and beneficial owner of the Warrant, free and clear of any encumbrances, and (ii) waive any rights under the Warrant or related agreements to notice of the Offer or the transactions contemplated thereby.

Regards, VICTORY PARK SPECIAL SITUATIONS MASTER FUND, LTD. By: Victory Park Capital Advisors, LLC Its: Investment Manager
By:	/s/ Scott R. Zemnick
	Name:	Scott R. Zemnick
Its: General Counsel

227 West Monroe Street | Suite 3900 | Chicago, IL 60606 | P. 312.701.1777 F. 312.701.0794

Acknowledged and Agreed as of the date first written above:

GLOBAL MED TECHNOLOGIES, INC.
By:	/s/ Mick Ruxin
	Name:	Mick Ruxin
	Title:	CEO

Acknowledged and Consented as of the date first written above:

HAEMONETICS CORPORATION
By:	/s/ Christopher Lindop
	Name:	Christopher Lindop
	Title:	CFO